Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Rock Creek Pharmaceuticals, Inc. and Subsidiaries

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3, filed on the date hereof, and related prospectus of Rock Creek Pharmaceuticals, Inc. (f/k/a Star Scientific, Inc.) and its Subsidiaries (the “Company”) for the registration of 27,250,239 shares of its common stock and to the incorporation by reference therein of our report dated March 17, 2014, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of the Company included in the Company’s Annual Report on Form 10-K as of and for the year ended December 31, 2013, filed on March 17, 2014.

/s/ Cherry Bekaert LLP

Richmond, Virginia

February 17, 2015